Exhibit 99.2

NEWS RELEASE

Contact: FTI Consulting Julie Prozeller / Amy Pesante (212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. CLOSES SALE OF $230 MILLION

OF SENIOR CONVERTIBLE NOTES

BERWYN, Pennsylvania, April 16, 2012 – (NASDAQ: DLLR — News). DFC Global Corp., a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced that it has consummated the sale of $230 million aggregate principal amount of 3.25% senior convertible notes due 2017, which includes the exercise in full of the initial purchasers’ overallotment option.

The notes are unsecured, senior obligations of the Company and will pay interest semi-annually at a rate of 3.25%. Prior to October 15, 2016, the notes are convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders will receive cash up to the principal amount and shares of the Company’s common stock in respect of any excess conversion amount. The initial conversion rate for the notes is 46.8962 shares of common stock per $1,000 principal amount of the notes, which is equal to a conversion price of approximately $21.32 per share, representing a 29.0% conversion premium based on the closing price of the Company’s common stock of $16.53 per share on April 10, 2012. The notes mature on April 15, 2017.

In connection with the offering of the notes, the Company entered into convertible note hedge transactions in respect of its common stock with affiliates of the initial purchasers of the notes (the “option counterparties”). These convertible note hedge transactions are intended to reduce the potential dilution upon future conversion of the notes. In addition, the Company entered into separate warrant transactions with the option counterparties at a higher strike price. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the applicable strike price of the warrants.

The net proceeds from this offering was approximately $222.0 million, after deducting the initial purchasers’ discounts and the estimated offering expenses. The Company applied a portion of the net proceeds from the offering and the sale of the warrants to fund the costs and expenses of the convertible note hedge transactions, and the Company expects to apply the remaining net proceeds to repay certain indebtedness and for other general corporate purposes, which may include acquisitions, investments and repurchases of Company common stock from time to time pursuant to the Company’s previously announced share repurchase program.

The notes and any shares of common stock of the Company that may be issued upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the notes or the shares of common stock issuable upon conversion of the notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the following: the offering of the notes, the entry into the convertible note hedge transactions, the entry into the warrant transactions, the impact of the convertible note hedge transactions and the warrant transactions and the utility of the convertible note hedge transactions and the warrant transactions. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, current and potential future litigation, the integration of acquired stores, the performance of new stores, the implementation and results of restructuring initiatives, the impact of the note offering, the convertible note hedge transactions and the warrant transactions and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance. There can be no assurance that the Company will attain its expected results, successfully integrate any of its acquisitions, attain its published guidance metrics, or that ongoing and potential future litigation, the increase in interest payments under the notes, or the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2012 and its Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2011. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.